SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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ONYX SOFTWARE CORPORATION
(Name of Registrant as Specified in Its Charter)
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Filed by Onyx Software Corporation pursuant to Rule 14a-6(b) of the Securities Exchange Act of 1934
Subject Company: Onyx Software Corporation
Commission File No.: 0-25361
On July 24, 2006, Onyx Software Corporation issued the following press release:

  Press Release

Investor Contact:	Press Contact:
Rosemary Moothart Director of Investor Relations +1-425-519-4068 rosemarym@onyx.com	Robert Craig Director of Public Relations +1-617-314-6846 rcraig@onyx.com
Onyx Software Announces Glass Lewis Recommends Vote “For” Proposed Merger
With M2M Holdings
BELLEVUE, Wash. – July 24, 2006 – Onyx® Software Corporation (NASDAQ:ONXS) announced that Glass, Lewis & Co. LLC has recommended that Onyx shareholders vote “FOR” proposal 1, the proposed acquisition of Onyx by M2M Holdings, Inc., at the special meeting of shareholders to be held on August 1, 2006.
In its report dated July 24, 2006 recommending that Onyx shareholders vote for the merger with M2M, Glass Lewis took into account the competing offer made by CDC Corporation (CDC)(NASDAQ:CHINA).
It also noted the “lengthy and rigorous” process followed by Onyx’s board of directors stating, “We commend the board of directors for pursuing a thorough sale process. In response to the unsolicited merger proposal from CDC, the Company engaged external advisors and pursued multiple potentially interested parties in its market check. Notably, CDC was contacted to participate in the sale process though it determined to not participate in the process.”
In discussing the $4.80 cash per share valuation of the M2M proposal, Glass Lewis said “the proposed consideration offers shareholders a fair value.” Glass Lewis further noted, “Though CDC’s offer represents a higher absolute value, considering the inherent risks associated with the tender offer (multiple closing uncertainties), we believe that the proposal fails to offer an adequate premium to cause shareholders to accept the inherent risk of the alternative transaction.”
Glass Lewis also commented “that there are no conflicts of interest in regard to the payments to be received by executives upon closing of the transaction.”
“We are extremely pleased that Glass Lewis recommends that Onyx shareholders vote for the M2M transaction and we encourage our shareholders to vote for the merger with M2M ahead of the special meeting on August 1,” said Janice P. Anderson, chairman and chief executive officer.
Permission to use quotations from the Glass Lewis report was neither sought nor obtained.
Although Glass Lewis recommended that Onyx shareholders vote for the merger with M2M, Glass Lewis did not recommend that shareholders vote for the second proposal to be presented at the special meeting. That proposal would allow the proxy holders to transact any other business properly presented at the special meeting and any adjournment or postponement of the special meeting, including considering any procedural matter incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting for the purpose of soliciting additional proxies in favor of the merger with M2M.
Additional Information About the Proposed Acquisition and Where to Find It
Onyx has filed a definitive proxy statement in connection with the proposed merger with M2M Holdings, Inc. and a Solicitation/Recommendation Statement on Schedule 14D-9, both of which have been mailed to shareholders. Onyx urges investors and security holders to read the definitive proxy statement, the solicitation/recommendation statement and any other relevant documents filed with the Securities and

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Exchange Commission (SEC) because they contain important information about Onyx and the proposed transaction. Investors and security holders can obtain these documents free of charge at the Web site maintained by the SEC at www.sec.gov. The definitive proxy statement, the solicitation/recommendation statement and other relevant documents may also be obtained free of charge by contacting The Altman Group, Inc. at (800) 581-5607.
Onyx’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Onyx in connection with the transaction. A description of certain of the interests of directors and executive officers of Onyx is set forth in the definitive proxy statement.
About Onyx Software
Onyx Software Corporation (NASDAQ:ONXS) is a worldwide leader in customer management and process software for mid- and large-size enterprises. Onyx provides flexible solutions that enable organizations to automate, manage and evolve their customer processes quickly and cost-effectively for strategic advantage. By providing an integrated suite of customer process automation applications encompassing customer management, process management, and analytics capabilities, Onyx enables enterprises to reduce costs, increase productivity, and grow revenue. Major companies are aligning their customer-facing departments and managing their customer processes with Onyx software – companies such as Amway Corporation, Mellon Financial Corporation, The Regence Group and State Street Corporation. More information can be found at (888) ASK-Onyx, info@onyx.com or http://www.onyx.com/.
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Onyx is a registered trademark of Onyx Software Corporation in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.